Exhibit 10.56

Credit Facility Agreement

(Applicable to working capital loans without signing a loan contract)

Facility grantor: China Merchants Bank Company Limited, Beijing Shangdi Branch (“Party A”)

Principal: Lan Yang

Facility applicant: Beijing iQIYI Science & Technology Co., Ltd. (“Party B”)

Legal representative/ principal: Geng Xiaohua

Upon Party B’s application, Party A agrees to grant line of credit to Party B for the latter’s use. Party A and Party B hereby conclude the following terms and execute this agreement upon full negotiation according to relevant laws.

1.	Line of credit

1.1	Party A will provide Party B with a line of credit of RMB 200 million (including other currencies of equivalent value, the exchange rate subject to the exchange quotation published by Party A when any specific business occurs). Among others, (please mark with ✓):

☒ revolving line of credit of RMB 200 million;

☐ one lump-sum line of credit of.

Revolving line of credit means the maximum limit of the principal balances of any loans, trade financing, discount of bills, acceptance of commercial drafts, letters of guarantee, corporation overdraft, domestic factoring,             ,             or other facilities provided by Party A to Party B, which are continuous and revolving.

One lump-sum line of credit means that the aggregate amount of the multiple facility business applied by Party B to Party A during the term of the credit facility hereunder may not exceed the amount of the lump-sum line of credit.

“Trade financing” includes opening of letter of credit, import bill advance, delivery guarantee, import collection bill advance, packing credit, export bill advance, export collection bill advance, import/export remittance financing, import factoring, export factoring (double-factoring without recourse, except for the double-factoring without recourse in Party A’s system, same below),             ,             and other business types.

1.2	If Party A extends any import factoring or domestic factoring without recourse business to Party B, the account receivable received by Party A against Party B in such business shall use the above line of credit. If Party B applies to Party A for domestic factoring with recourse or export factoring business, the basic purchase price (basic buying price) provided by Party A to Party B in such business shall use the above line of credit.

1.3	If Party A entrusts other branches of China Merchants Bank to open any overriding letter of credit to the beneficiary upon opening of the letter of credit based on the needs of its internal process, the opening and the import bill advance and delivery guarantee business occurred thereunder will use the above line of credit.

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1.4	The above line of credit excludes any bond provided by Party B or any third party for any specific single business hereunder, or any amount of facility corresponding to any pledge of deposit receipt. The foregoing sentence shall apply in the following provisions.

1.5	Party A and Party B entered into a credit facility agreement (No. ). If there is any outstanding amount in any specific business contemplated thereunder from effectiveness of this agreement, such amount shall be incorporated in this agreement automatically, and use the line of credit hereunder. (Please mark by “✓”, if applicable).

2.	Term of facility

The term of facility hereunder is 12 months, starting from August 15, 2017, ending on July 26, 2018 (expiration date). Party B shall apply to use the line of credit during such term. Party A will not accept any application for use of line of credit made by Party B after the above expiration date, unless this agreement provides otherwise.

3.	Use of line of credit

3.1	Type and scope

The above line of credit is (choose one by marking “✓” below):

[✓] 3.1.1 Comprehensive line of credit, including specifically the following business (please fill out truthfully):

Working capital loans, bank acceptance of bills, domestic letter of credit, domestic buyer’s factoring (limited to paying agency), trade financing, domestic or foreign non-financing letter of guarantee, financing guarantee, line of credit of derivative transactions

Meanwhile, Party B             (may or may not) use the above lines of credit interchangeably, and (mark by “✓” below):

☐ all business types may be used interchangeably;

☐ Part of the business types may be used interchangeably, that is,             and             ;

( ) 3.1.2             single line of credit.

3.1.3 If Party B has any other business needs than the types of line of credit specified in Clauses 3.1.1 and 3.1.2 during the term of facility, Party B may submit its application to Party A one by one. Upon Party A’s consent, both parties will sign the specific business application, the business contract (including certificate of loan), and business agreement to confirm. The above facility business approved and consented by Party A will directly use the line of credit hereunder, without any supplemental agreement between both parties.

3.2	The revolving line of credit may be used by Party B in a revolving manner during the term of facility. The one lump-sum line of credit may not be used in a revolving manner. Party B shall apply the line of credit on a case-by-case basis, and Party A will approve the application on a case-by-case basis.

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3.2.1	Where Party B applies for any working capital loan within the line of credit, both parties are not required to sign the Loan Contract on a case-by-case basis, provided that when Party B applies for use of loan, it shall submit on a case-by-case basis the Draw-down Application, the certificate of loan, and other documents required by Party A according to the requirements of self-payment or entrusted payment. Party A will examine, approve and decide whether to allow the drawdown of loan on a case-by-case basis. The actual amount, starting and ending dates, purpose and interest rate of each drawdown shall be subject to the certificate of loan, or if the certificate of loan does not provide, subject to this agreement.

Both parties agree that Party B may affix the seal the sample of which is reserved with Party A to the Drawdown Application and the certificate of loan, and both parties approve the validity of such seal.

The Drawdown Application and the certificate of loan are an integral part hereof.

3.2.2	If Party B applies for other types of facility other than working capital loan, and Party A examines and approves, the amount, term, purpose and other matters shall be specified by the business contract (including the certificate of loan) or agreement entered into by both parties, or by relevant business application submitted by Party B and accepted by Party A.

The above business contract, agreement and business application are collectively referred to as “Specific Contracts”.

3.2.3	In case of domestic factoring without recourse, when Party A sends the Notice of Transfer of Accounts Receivable to Party B and Party B confirms in the way approved by Party A, it will be deemed that a “Specific Contract” has been reached between both parties.

3.3	The use period of each loan or other facility within the line of credit shall be determined specifically according to the operating needs of Party B and the business management rules of Party A. The expiration date of each of the above business may be later than the expiration date of the facility term.

4.	Interest rate

4.1	Interest rate and interest accrual rules of working capital loan

4.1.1	Working capital loan will adopt fixed or floating interest rate.

4.1.2	Determination of interest rate (mark “✓” in the box below, if applicable):

4.1.2.1	In case of RMB loan,

☐ the benchmark rate shall be the RMB benchmark lending rate of financial institutions published by the People’s Bank of China for             months/             years on the pricing date, or

☐ the benchmark rate shall be the loan prime rate (LPR) for one-year loan published by National Inter-bank Funding Center 1 working day before the pricing date, or

☐ the benchmark rate shall be             ,

☐ plus / ☐ minus             basis points (BPs), or ☐ plus / ☐ minus             %.

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4.1.2.2	In case of foreign currency loan, the benchmark rate shall be for ☐ months/☐ days which is of the same currency as the loan on the pricing date or 1 or 2 working days before the pricing date, ☐ plus / ☐ minus basis points (BPs). Party A will decide whether the interest rate is determined on the pricing date or on 1 or 2 working days before the pricing date by reference to international practices.

4.1.2.3	“Pricing date” means the date on which the benchmark rate is determined during the loan term or the floating period. Where the loan adopts a fixed rate, the pricing date shall be the date when the loan is actually paid. Where the loan adopts a floating rate, the pricing date shall be governed by the provisions of Clause 4.1.3.

4.1.3	If the loan adopts a floating rate, the rate will be floated based on the floating period of month/ day. The benchmark rate applied in each floating period will be determined according to the provisions of Clause 4.1.2.

The date when the loan is paid is the pricing date of the first floating period. Subsequently, the first date of each floating period shall be the pricing date of such period.

4.1.4	Party A has the right to adjust the floating percentage and/or basis point of the working capital loan regularly or irregularly according to the change of relevant national policies, the domestic credit market price or its own credit policy. Once Party A decides to so adjust, it shall give 5 working days written notice to Party B. If the percentage after adjustment is higher than the original one, it will apply only to the future loans of Party B, and will not apply to any effected loans.

If this Clause 4.1.4 contradicts to or is inconsistent with any other provision hereof, this Clause 4.1.4 shall prevail.

4.1.5	If Party B fails to use the loan according to the purpose agreed herein, for the part it fails to use as agreed, the interest will be charged based on the original rate plus 100% from the date when the purpose is changed.

If Party B fails to repay the loan in a timely manner, the interest will be charged based on the original rate plus 50% for the amount not repaid from the date of delay.

“Original rate” means the interest rate applied before the expiration of the loan (including the early expiration date) (or, in case of floating rate, the last floating period before the expiration date of the loan (including the early expiration date)).

If the repayment of any loan is delayed and the loan is not used according to the agreed purpose, the higher amount of the above provisions shall apply to calculate the interest.

4.1.6	If the People’s Bank of China adjusts relevant provisions of its lending rate during the term of loan, such provisions shall apply.

4.1.7	Interest accrual: The interest shall be calculated according to the actual drawdown amount and the number of actual use from the loan enters Party B’s account, and shall accrue on a quarterly basis. The interest accrual date is the 20th day of the last month of each quarter. The calculation of daily rate shall be governed by relevant provisions of the People’s Bank of China or relevant international practices.

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4.1.8	Payment of interest: Party B shall pay interest on each interest accrual date. Party A may directly deduct relevant interest from Party B’s bank account. When Party B fails to pay interest, Party A has the right to charge compound interest on the unpaid interest at the lending rate of the same period.

4.2	The financing rate of other facilities within the line of credit shall be subject to the Specific Contracts.

5.	Security

5.1	In respect of the debts owed by Party B to Party A hereunder, Beijing QIYI Century Science & Technology Co., Ltd. and Shanghai iQIYI Culture Media Co., Ltd. shall act as guarantors to take joint liabilities with Party B. They have issued the Irrevocable Maximum Amount Letter of Guarantee (2017 Zhao Shang Shou Zi No. 006) for Party A. and/or

5.2	In respect of the debts owed by Party B to Party A hereunder, / shall provide mortgage or pledge, and has entered into the Maximum Amount Mortgage Contract/ Maximum Amount Pledge Contract (No. ) with Party A.

5.3	When any securing party provides mortgage over real estate for all debts owed by Party B to Party A hereunder, to avoid any damage to Party A’s creditor’s rights that may result from demolition, expropriation or risks of demolition, expropriation of the collateral, both parties specially agree as follows upon consensus through negotiation:

5.3.1	When Party B knows that the collateral has been or may be included in any government’s plan of demolition or expropriation, it shall immediately notify Party A, and shall procure the securing party to use the compensation provided by the demolishing party to provide security and promptly complete relevant security formality according to relevant provisions of the Maximum Amount Mortgage Contract, or provide other securities approved by Party A at the request of Party A.

If Party B, in violation of the above provisions, fails to perform the obligation of notification and/or fails to complete relevant security formality/ provide other securities within the time specified by Party A, it shall pay liquidated damages at             % of the line of credit hereunder. If Party A suffers any economic loss therefrom, Party B shall fully compensate such loss.

5.3.2	If the above security is required to be created again or other securities are required to be provided because any circumstances above-mentioned occur to the collateral, relevant costs shall be borne by the securing party, and Party B shall take joint and several liability therefor. Party A has the right to deduct such costs directly from Party B’s account.

5.3.3	When Party A knows any of the above circumstances under Clause 5.3.1 occurring to the collateral from other sources, it has the right to act according to the provisions of Clauses 5.3.1 and 5.3.2.

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6.	Party B’s rights and obligations

6.1	Party B has the rights to

6.1.1	request Party A to provide loans or other facilities within the line of credit upon the conditions specified herein;

6.1.2	use the line of credit according hereto;

6.1.3	request Party A to keep confidential such information as production, operation, property and account, except as provided by laws or regulations or required by any regulators;

6.1.4	transfer its debts to any third person upon consent of Party A.

6.2	Party B has the obligations to

6.2.1	provide truthfully the documents and information that can reasonably prove its operational condition (including but not limited to correct financial statements and annual financial reports, any decision or change in production, operation or management that may affect repayment of loans), and cooperate Party A with any investigation, audit or inspection;

6.2.2	accept Party A’s supervision on its use of facility funds and its production, operation and financial activities;

6.2.3	use the loan and/or other facilities according to this agreement and other Specific Contracts and/or promised purpose, and comply with Party A’s requirements on payment management of loan funds;

6.2.4	repay the principal and interest of any loan, advance or other debts promptly and fully according to the provisions of this agreement and any Specific Contracts;

6.2.5	obtain Party A’s written consent when it intends to transfer its debts to any third person in whole or in part;

6.2.6	immediately notify Party A when any of the following circumstances occurs, and actively cooperate with Party A to implement any security measures to ensure safely repayment of principal and interest of any loan, advance and other facility debts and all relevant costs and expenses:

6.2.6.1	Party B suffers any material financial loss, asset loss or other financial crisis;

6.2.6.2	Party B provides loan, guarantee or security for any third party, or creates mortgage or pledge over its property or right;

6.2.6.3	Party B’s credit standing deteriorates, or the profitability of its principal business reduces;

6.2.6.4	Party B stops business, its business license is cancelled, or Party B applies or is applied for bankruptcy or dissolution;

6.2.6.5	Party B’s controlling shareholder or other affiliated company suffers any material risk in operational or financial aspects, and thus affects its normal operation;

6.2.6.6	Party B enters into any material related-party transactions with its controlling shareholder or other affiliated company, and thus affects its normal operation;

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6.2.6.7	Any litigation, arbitration or criminal or administrative penalty occurs which may have material adverse effect upon Party B’s operation or property;

6.2.6.8	Party B’s legal representative, director or key officer changes, or his/her personal freedom is restricted by competent national authority for violation of laws or disciplines, which may affect its normal operation;

6.2.6.9	Other significant matters occur that may affect its ability to repay debts.

6.2.7	Not to be negligent in management or collection of its due debts, or not to dispose of its main property for no consideration or otherwise inappropriately.

6.2.8	Obtain Party A’s prior consent before it is merged, divided or reorganized, transfers equity, enter into joint venture or cooperation, transfers property, carries out shareholding reform, invests in others, materially increase debt financing or carries out other material matters;

6.2.9	Party B shall at the request of Party A (mark “✓” in the boxes below):

☐ take out insurances for its core assets, and designate Party A as the first rank beneficiary;

☐ not sell or mortgage the asset of             designated by Party A before full repayment of the facility hereunder;

☐ restrict the distribution of dividends to its shareholders during the term of facility according to the requirements of Party A as follows:

☐ others:

7.	Party A’s rights and obligations

7.1	Party A has the right to

7.1.1	request Party B to promptly and fully repay the principal and interest of any loan, advance and other facility debts hereunder according to the provisions of this agreement and the Specific Contracts;

7.1.2	request Party B to provide relevant information relating to use of its line of credit;

7.1.3	understand Party B’s production, operation and financial activities;

7.1.4	supervise Party B’s use of loan and/or other facility hereunder according to this agreement and the Specific Contracts;

7.1.5	entrust other branches of China Merchants Bank at the place of the beneficiary to open any letter of credit to the beneficiary when it accepts the application of Party B to open letter of credit based on the needs of its internal process;

7.1.6	deduct amount directly from Party B’s account to repay any debts owed by Party B hereunder and under any Specific Contracts;

7.1.7	transfer its creditor’s rights against Party B, and take other measures it deems appropriate, including but not limited to notifying Party B thereof and demanding Party B to repay by fax, mail, personal delivery, and announcement at public media;

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7.1.8	supervise Party B’s account and entrusts other branches of China Merchants Bank to supervise such account, and control payment of loan funds according to the loan purpose and payment scope agreed by both parties;

7.1.9	exercise other rights specified herein.

7.2	Party A has the obligations to

7.2.1	pay loans or provide other facilities within the line of credit upon the conditions specified in this agreement or the Specific Contracts;

7.2.2	keep confidential Party B’s assets, finance, production and operation, except as otherwise provided by laws and regulations, or otherwise required by any regulators.

8.	Party B’s representations and warranties

8.1	Party B is an entity of legal personality who is duly established and validly existing according to China laws, and has full civil capacity to enter into and perform this agreement;

8.2	Party B has obtained full authority from its board of directors or other governing body to enter into and perform this agreement;

8.3	Where Party B applies for working capital loan, the loan project and other loan matters comply with requirements of laws and regulations, and Party B will not use the loan for investment in fixed assets or equity, or to speculate in negotiable securities, futures or real estate, to lend to others to gain illegal income, or to invest in any production or operation area or purpose prohibited by the state, or for other purposes that those specified herein;

8.4	Where the loan funds are paid by the borrower itself, Party B shall regularly (at least on a monthly basis) to report to Party A the payment information. Party A has the right to check whether the payment conforms to the agreed purpose through analysis of account, inspection of vouchers and filed investigation;

8.5	Where Party B needs to pay loan funds by e-bank upon consent of Party A, Party B is obligated to accept the restrictive measures of Party B on e-bank, including pre-set list of payees, limit of a single payment, and limit of payments for certain stage;

8.6	The documents, information and certificates of Party B, any guarantor, mortgagor, pledger, or collateral provided by Party B are true, accurate, complete and valid, and free of any significant error inconsistent with facts or omission of material facts;

8.7	Party B shall strictly comply with laws and regulations of the state during its operation, carry out business according to the business scope set forth in its business license or specified by law, and go through the annual registration inspection formality in a timely manner;

8.8	Party B shall maintain or enhance the existing level of operation and management, and preserve and improve value of existing assets, and will not waive any due claims or dispose of any principal property for no consideration or in any inappropriate way;

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8.9	Party B may not prepay nay other long-term debts or without permission of Party A;

8.10	Party B shall ensure the financial indicators of Party B during the working capital loan term shall not be less than the following requirements:

8.11	No material events have occurred to Party B when entering into this agreement, which may affect Party B’s performance of obligations hereunder.

9.	Special provisions relating to working capital loan

9.1	Drawdown and use of loan

Party B may use the working capital loan hereunder through self-payment or entrusted payment.

9.1.1	Self-payment

Self-payment means after Party A pays the loan amounts to Party B’s account according to the drawdown application of Party B, Party B pays the amount to its counter-party through self-payment according to the purpose specified herein.

9.1.2	Entrusted payment

Entrusted payment means Party A pays the loan amount to Party B’s counter-party meeting the purpose specified herein through Party B’s account according to Party B’s drawdown application and payment entrustment. Party B authorizes Party A to pay the loan funds adopting entrusted payment to Party B’s counter-party through Party B’s account on the date when the loan funds are issued (or the working day after the issuance).

9.1.3	Party B shall apply entrusted payment to the full amount of the loan funds unconditionally according to the provisions of Clause 9.1.2 in any of the following circumstances:

9.1.3.1	Party B’s single drawdown exceeds RMB [ ] (inclusive, or equivalent foreign currency);

9.1.3.2	Party A requests Party B to adopt entrusted payment according to regulatory requirements or risk control requirements.

9.1.4	When entrusted payment is adopted, Party A’s approval will be required before paying the loan funds to others after the funds are issued. Party B may not avoid Party A’s supervision by means of e-bank, back-drafting of check, or breaking up the whole into parts or by other means.

9.2	Prepayment

Where Party B prepays, the original interest rate specified herein shall remain applied, and the payable interest shall be calculated based on the actual loan term.

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9.3	Loan extension

Where Party B is unable to repay loans hereunder and needs extension, it shall submit a written application to Party A one month before expiration hereof. If Party A examines and approves the extension, both parties will sign an extension agreement. If Party A does not approve the extension, this agreement shall remain effective. The loans used and interest payable by Party B shall be repaid according to this agreement.

9.4	[✓] Special loan account (please mark “✓” in the box if applicable)

9.4.1	The issuance and payment of all loan funds hereunder shall be made through the following account:

Account name: Beijing iQIYI Science & Technology Co., Ltd.

Account No.: ******

Bank: China Merchants Bank Company Limited, Beijing Shangdi Branch

9.4.2	When the entrusted payment is adopted, Party A has the right to restrict the payment and cashing functions by means of e-bank, telephone bank or other non-counter channels when it is necessary.

9.5	Supervision of Party B’s fund withdrawal account

9.5.1	Party A and Party B agree to designate the following account as Party B’s account for fund return before Party B repays all working capital loans hereunder.

Account name:
Account No.:
Bank:

9.5.2	The requirements for supervising the above account are as follows: .

Party A has the right to recover loans early based on Party B’s return of funds, which means when any fund is returned to the above account, the loan amount corresponding to such returned fund may be deemed due early, and Party A has the right to deduct directly the amount from the account to repay such loan amount;

9.5.3	When the entrusted payment is adopted, Party A has the right to restrict the payment and cashing functions by means of e-bank, telephone bank or other non-counter channels when it is necessary.

9.5.4	Party B shall provide funds-in and funds-out information of the above account on a quarterly basis, and cooperate Party A to supervise relevant account and the return of funds.

10.	Breaching event and treatment

10.1	The breaching event shall be deemed occurred when any of the following circumstances occurs to Party B:

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10.1.1	Party B, in violation of Clause 5.3 hereof, fails to perform the obligation of notification and/or to complete relevant security formality or provide other securities within the time limit specified by Party A, and/or to repay relevant costs for re-creating security or providing other securities;

10.1.2	Party B breaches obligations under Clause 6.2.1 hereof to provide false information to or conceal important truth from Party A, or fail to provide Party A with investigation, audit or inspection;

10.1.3	Party B breaches obligations under Clause 6.2.2 hereof to reject or avoid Party A’s supervision on its use of credit funds, or on its production, operation, or financial activities;

10.1.4	Party B breaches obligations under Clause 6.2.3 hereof and fails to use loan and/or other facilities according to the agreed purpose hereof according to this agreement or the Specific Contract, or fails to comply with Party A’s requirements on fund payment management and reporting;

10.1.5	Party B breaches obligations under Clause 6.2.4 hereof and fails to repay promptly or fully any principal or interest of any loan, advance or other facility debts under this agreement and/or any Specific Contract;

10.1.6	Party B breaches obligations under Clause 6.2.5 hereof and transfers any debts hereunder to any third party without consent of Party A, or breaches obligations under Clause 6.2.7 hereof and is negligent in managing or recovering its due claims or disposes its main property for no consideration or in other inappropriate way;

10.1.7	Party B breaches obligations under Clause 6.2.6 hereof, and when any circumstance specified therein occurs, fails to notify Party A promptly, or fails to cooperate when Party A knows any circumstance therein occurs to Party B and requests Party B to increase any security for repayment of debts hereunder;

10.1.8	Party B breaches obligations under Clause 6.2.8 hereof and fails to obtain consent of Party A before any major matter set forth therein occurs;

10.1.9	Party B breaches materially any of its representations or warranties herein, and fails to correct its breach within any grace period granted by Party A (if any);

10.1.10	Party B fails to drawdown or use loan funds according hereto, or fails to use any fund in the fund return account as requested by Party A, or fails to accept Party A’s supervision, and fails to correct the above failures at the request of Party A;

10.1.11	Party B commits any material breach under any contracts entered into with other creditors, and such breach is not resolved satisfactorily within three months after occurrence thereof.

The above “material breach” means any breach for which Party B’s creditor has the right to claim damages in an amount of RMB [ ] or more.

10.1.12	Party B fails to renew / extend its business period during the facility term, and thus causes its business period expires before the facility term hereof expires.

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10.1.13	Other circumstances occur, which Party A deems damaging its legitimate interest.

10.2	A breach event shall be deemed occurred if any of the following circumstances occurs to the guarantor, and Party A believes that such circumstance may affect the guarantor’s ability of guarantee and requests the guarantor to eliminate any adverse effect thus occurred, or requests Party B to increase or replace security conditions, and the guarantor or Party B fails to cooperate:

10.2.1	Any circumstance similar to those set forth in Clauses 6.2.6 or 6.2.8 occurs;

10.2.2	When issuing an irrevocable letter of guarantee, the guarantor conceals its ability to assume guarantee liability or fails to obtain authorization from any competent authority;

10.2.3	The annual registration formality is not completed in a timely manner;

10.2.4	The guarantor or Party B is negligent in managing or recovering its due claims, or disposes of its main property for no consideration or in other in appropriate way;

10.3	A breach event shall be deemed occurred if any of the following circumstances occurs to the mortgagor or the pledger, and Party A believes that the circumstances may cause the mortgageor pledge to fail or cause the collateral’s value insufficient, and requests the mortgagor or pledger to eliminate any adverse effect thus caused, or requests Party B to increase or replace security conditions, and the mortgagor or pledger or Party B fails to cooperate:

10.3.1	The mortgagor or pledger has no ownership or disposal power over the collateral, or the title to the collateral is in dispute;

10.3.2	The collateral has been leased, sealed-up, attached, controlled, or imposed of any liens (including but not limited to lien on construction project payment), and/or the occurrence of such circumstance is concealed;

10.3.3	The mortgagor transfers, leases, re-mortgages or otherwise disposes of inappropriately any collateral without Party A’s written consent, or fails to repay the debts owed by Party B to Party A by using the proceeds obtained from disposal upon written consent of Party A;

10.3.4	The mortgagor fails to keep, maintain or repair the collateral properly, and causes value of the collateral to deteriorate obviously; or the mortgagor’s act directly damages the collateral, and reduces value of the collateral; or the mortgagor fails to take out insurance for the collateral according to Party A’s requirements during the mortgage terms;

10.3.5	Where the collateral has or may have the risk of being expropriated or demolished, the mortgagor fails to perform relevant obligations according to the Maximum Amount Mortgage Contract.

10.4	Where any breach in Clauses 10.1, 10.2 or 10.3 occurs, Party A has the right to take any or all of the following measures:

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10.4.1	reducing the line of credit hereunder, or stopping the use of the remaining line of credit;

10.4.2	early recovery of the principal and interest of any loan issued within the line of credit and relevant costs;

10.4.3	In respect of any bill of exchange accepted or letter of credit, letter of guarantee, and letter of delivery security opened (including opened through entrustment) by Party A during the facility term, regardless whether Party A has advanced the payment, Party A may request Party B to add deposit or transfer any fund in other accounts opened by Party B with Party A to the deposit account as deposit to repay Party A’s subsequent advanced payment hereunder, or lodge the funds with any third party as the deposit to repay the above advanced payment;

10.4.4	In respect of the outstanding accounts receivable obtained by Party A from Party B under any domestic factoring with recourse or export factoring, Party A has the right to request Party B to immediately to repurchase such accounts receivable. In respect of the outstanding accounts receivable obtained by Party A from Party B under any domestic factoring without recourse or import factoring, Party A has the right to immediately recourse against Party B;

10.4.5	Party A may directly deduct any deposit in Party B’s settlement account and/or other account to repay all debts under this agreement and any Specific Contracts. The repayment shall be made in the order of costs, liquidated damages, compound interests, penalty interests, interests, and principals of credit facility, until all principals, interests and other relevant costs and expenses are fully repaid. If any principal or interest is delayed in payment for 90 days or more, the order of repayment is as follows: principals, costs, liquidated damages, compound interests, penalty interests and interests.

10.4.6	Party A may change the conditions for entrusted payment of the loan funds, and cancel Party B’s use of loan funds through “self-payment”;

10.4.7	Party A may recourse according to Clause 13 hereof;

10.4.8	Party A may take industrial right protection measures, including but not limited to internal notification, public exposure, stop by all members of Beijing Bankers Association of financing business for Party B and its shareholders, legal representative or other responsible person (including stop of providing new facility, discounting, acceptance, letter of credit, letter of guarantee and other financing business; or stop of providing new personal loan and new credit card for Party B’s principal individual shareholders, legal representative and principal), stop of opening new bank account, stop of payment functions of the bank account opened, joint right protection measures carried out through notification to China Bankers Association and the bankers association of other provinces and cities, proposal to any legislative, administrative or judicial authorities, and stop of infringement through administrative and judicial measures etc.

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11.	Costs and expenses

11.1	Where this agreement involves notarization (except for mandatory notarization) or other services of any third party, relevant costs and expenses shall be borne by the principal. If both parties act as the principal, they shall share the costs and expenses equally.

11.2	If Party B is unable to repay debts owed to Party A hereunder in a timely manner, the attorney’s fee, and the costs for litigation, travel, announcement and delivery incurred by Party A for realization of the debts shall be borne by Party B fully, and Party B authorizes Party A to directly deduct such amounts from its bank account opened with Party A. If the deducted amounts are insufficient to cover the above debts, Party B undertakes to repay the difference after receiving Party A’s notice, without providing any evidence by Party A.

12.	General

12.1	Change of circumstances and force majeure

12.1.1	If any change of laws or policies causes any facility provided by Party A hereunder to be illegal, Party A has the right to terminate this agreement and declare the provided facility/ issued loan becomes due early, and Party B shall repay the facility or loan immediately at the request of Party A.

12.1.2	If any change of laws or policies causes any new cost for Party A’s performance of any obligation hereunder, Party B shall compensate Party A’ new cost at the request of Party A.

12.1.3	If either party or both parties encounter any force majeure event during performance hereof, the affected party or parties are not required to be liable to compensate the other party’s loss, but have the obligation to notify the other party and take reasonable measures to mitigate the loss. Otherwise, the affected party or parties shall be liable to the other party for the enlarged loss.

12.2	Reservation of rights

If Party A grants any grace or extension or delays in exercise of any rights or interests hereof for any breach or delay of Party B during the term of this agreement, it will not prejudice, affect or limit Party A’s any right or interest as a creditor under relevant laws, regulations and this agreement, nor constitute any permission or approval by Party A of any breach of this agreement, nor will be deemed waiver by Party A of any existing or future breach of Party B.

12.3	Partial invalidity

If this agreement becomes invalid in whole or in part for whatever reason, Party B shall remain liable for repaying all debts owed to Party A hereunder. If the above circumstance occurs, Party A has the right to terminate this agreement and immediately recover all debts owed hereunder by Party B.

12.4	Notice

Any notice or request of Party A and Party B under or relating to this agreement shall be sent in writing to the following addresses.

Party A’s address: Beijing Nong Da South Road on the 1st Silicon Valley Liangcheng China Merchants Bank, Haidian District;

Beijing Branch January 2016 Version

Party B’s address: Beijing Haidian North Street on the 2nd 1101, Haidian District, .

If the notice or request is sent by personal delivery, it will be deemed served when the recipient signs to acknowledge receipt thereof (or when the recipient refuses to take the delivery). If the notice or request is sent by postal mail, it will be deemed served seven days after mailing. If the notice or request is sent by fax, it will be deemed served when the recipient’s fax system receives the fax.

If Party A notifies Party A of any transfer of creditor’s right or demands Party B to repay debts through announcement on any public media, the notice shall be deemed served on the date of announcement.

If either party changes its address, it shall promptly notify the other party. Otherwise, it shall assume any loss thus caused.

12.5	Both parties agree that Party B may affix the seal the specimen of which is reserved with Party A on the business applications for trade financing. Both parties acknowledge the validity of the seal.

12.6	This agreement may be amended or rescinded by a written agreement reached between both parties upon consensus through negotiation. This agreement shall remain effective before reaching the written agreement. Neither party may amend, revise or rescind this agreement without consent of the other party.

Any written supplemental agreements reached by both parties with respect to any matter not covered herein or any amendments, as well as any Specific Contracts hereunder, shall constitute the schedules of this agreement, and constitute an integral part of this agreement.

12.7	☐The Bank Acceptance Cooperation Agreement (No. ) entered into between both parties shall constitute an integral part hereof. The foregoing agreement is a framework agreement between both parties with respect to cooperation on bank acceptance business, and shall remain effective during the cooperation of both parties. The Bank Acceptance Cooperation Agreement shall not be terminate because of termination of this agreement, unless one party terminates the Bank Acceptance Cooperation Agreement according hereto during the cooperation of both parties. (please mark “✓” if applicable)

12.8	Party A and Party B acknowledge that Clause 8.9 hereof shall not apply.

13.	Applicable Law and Dispute Resolution

13.1	The execution, interpretation and dispute resolution of this agreement shall be governed by the laws of the People’s Republic of China. The interest of both parties shall be protected by the laws of the People’s Republic of China.

13.2	If any dispute arises from performance by both parties hereof, and both parties fail to resolve the dispute through negotiation, either party may (choose one by mark “✓”):

13.2.1	☒ file a lawsuit to the people’s court at the place of Party A;

13.2.2	☐ apply to (arbitration commission) for arbitration according to the arbitration rules then in effect.

Beijing Branch January 2016 Version

13.3	When and after this agreement and any Specific Contracts go through the notarization of enforcement effect, Party A may directly apply to the competent people’s court for enforcement to recover any debts owed by Party B under this agreement and the Specific Contracts.

14.	Effectiveness

This agreement shall become effective when both parties sign, and terminate automatically when the facility term expires or when all debts and other relevant costs and expenses owed by Party B to Party A hereunder are fully discharged, whichever is later.

15.	Miscellaneous

This agreement is made in four counterparts. Each of Party A, Party B, and the securing party shall hold one counterpart. All counterparts have equal legal force.

Special notes:

1.	The parties have fully negotiated on all provisions hereof. The bank has reminded the other parties to note any provisions that exempt or limit the bank’s liability, that provide the bank’s rights, that increase the other party’s liability or restrict the other party’s right, and to fully and accurately understand all provisions hereof. The bank has made explanations upon request of the other parties. The parties hereto have consistent understanding of the provisions hereof.

2.	To facility business, the operations of the bank for the transactions (including but not limited to acceptance of application, review of documents, issuance of funds, opening of letter or notes, confirmation of trade, deduction of amount, enquiry, printing of receipt, collection, deduction of deposit and other various notices) may be dealt with by any outlet of the bank within its jurisdiction, and relevant letters may be generated, issued or provided by such outlet. The operations of the outlet and the issuance of letters by the outlet shall be deemed acts of the bank, and have binding force upon the bank and its clients.

Beijing Branch January 2016 Version

Party A may not directly or indirectly pay any commission, remuneration or kickback, or provide any equity award or other gift, negotiable securities or things of value to any employee, officer or staff of Party B and its affiliated companies and any third party in cooperation with Party A, or their close relatives, or any entity or organization established by them. Where Party A violates the above provisions, it will be deemed in breach of this agreement if the circumstances are serious. In such case, Party B has the right to notify Party A in writing to terminate this agreement, and reserve the right to take any further legal measures. Party A shall assume any actual loss incurred by Party B or its affiliated companies.

If any violation of the above integrity and fair trading principles are identified during cooperation, you can reflect to Party B through the following channels:

Report to Party B: telephone No. 010-62677193,

Email for outsiders to report:jubao@qiyi.com.

Beijing Branch January 2016 Version

[Signature Page]

Party A: China Merchants Bank Company Limited, Beijing Shangdi Branch

[Company seal is affixed]

Principal or Authorized Agent:

Signature/Seal:	/s/ Lan Yang

Party B: Facility applicant: Beijing iQIYI Science & Technology Co., Ltd.

[Company seal is affixed]

Principal or Authorized Agent: Geng Xiaohua

Signature/Seal:	/s/ Geng Xiaohua

Signature Date: August 15, 2017

Beijing Branch January 2016 Version

Explanations of Certain Provisions of the Facility Cooperation between

Beijing iQIYI Science & Technology Co., Ltd. and the Bank

To Beijing iQIYI Science & Technology Co., Ltd.

Adhering to the idea of cooperation and win-win, we interpret and explain certain provisions of the credit facility cooperation as follows:

6.2.8 Obtain Party A’s prior consent before it is merged, divided or reorganized, transfers equity, enter into joint venture or cooperation, transfers property, carries out shareholding reform, invests in others, materially increase debt financing or carries out other material matters;

Explanation: Party B is required to notify Party A only before it carries out the above matters. If Party A has any objection, both parties shall negotiate and deal with it amicably based on the actual situation.

China Merchants Bank, Beijing Shangdi Branch (seal)

/s/ China Merchants Bank, Beijing Shangdi Branch

July 3, 2017